UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):               December 31, 2006
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda (State of Incorporation)	1-31339 (Commission File No.)	98-0371344 (I.R.S. Employer Identification No.)

515 Post Oak Boulevard Suite 600 Houston, Texas (Address of Principal Executive Offices)		77027 (Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index Appears on Page 3

Item 1.02	Termination of Material Definitive Agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 8, 2007, we announced that E. Lee Colley, III has become our Senior Vice President and Chief Operating Officer. In conjunction with Mr. Colley’s appointment, we will merge our two existing divisions, Evaluation, Drilling & Intervention and Completion & Production Systems, into a single operating group. As a result, John R. King, our Senior Vice President and President — Evaluation, Drilling and Intervention division, will be leaving the company. A copy of the press release announcing these events is attached as an exhibit to this report.
Mr. Colley, 50, joined the company in March 1996, serving as Senior Vice President and President — Artificial Lift Systems, from November 1998 until April 2003 and as Senior Vice President and President — Completion and Production Systems since April 2003. Prior to joining us, Mr. Colley worked for over 20 years for another oilfield service company in various manufacturing, sales and marketing managerial positions.
In connection with his departure, Mr. King will receive a severance payment equal to the total of (a) two times the sum of his current base salary and the higher of his 2005 or 2006 bonus, (b) any accrued and unpaid salary and bonus for year 2006, (c) two times all employer contributions we made on his behalf to our deferred compensation plans over the last year of employment, grossed-up to account for federal taxes (if applicable), and (d) two times all fringe benefits we paid to him in the past year. Any unvested restricted share grants he holds also become fully vested.

Item 9.01	Exhibits
(c)    Exhibits
     99.1     Press Release dated January 8, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: January 8, 2007	/s/ Burt M. Martin
Burt M. Martin
Senior Vice President and General Counsel